Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made and entered into by and between ACCELRYS, INC., (the “Company”) and Paul Burrin (the “Executive”).

RECITALS

WHEREAS, Executive has been employed by the Company as its Senior Vice President and Chief Marketing Officer pursuant to an employment letter dated December 2009 (the “Employment Agreement”).

WHEREAS, Executive’s employment has terminated on July 1, 2010 (the “Termination Date”), and the parties desire to set forth the terms of such termination.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. TERMINATION OF EMPLOYMENT. The parties acknowledge and agree that Executive’s employment has terminated on the Termination Date.

2. SEPARATION PAYMENTS.

2.1 Payments.

(a) Subject to the terms of this Agreement, in consideration of Executive’s release of claims against the Company pursuant to Section 3 of this Agreement and Executive’s covenants set forth in Sections 4 and 5 of this Agreement, the Company shall: (i) pay to Executive each month for a period of six (6) months following the Effective Date of this Agreement (as defined below), an amount equal to $23,750 (less applicable withholdings). These payments shall be made in accordance with the Company’s regular payroll practices; and (ii) reimburse or otherwise pay Executive’s Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) payments for medical and dental insurance under the Company’s applicable plans for the lesser of (x) six months from August 1, 2010, or (y) the date upon which Executive becomes eligible for medical coverage from a new employer, provided that Executive shall notify the Company within fifteen (15) days after becoming eligible for such coverage. These payments and benefits are hereby collectively referred to herein as the “Severance Payments”.

(b) The parties acknowledge and agree that: (i) absent this Agreement, Executive would not be entitled to receive the Severance Payments; and (ii) in the event Executive materially breaches any provision of Sections 3, 4 or 5 of this Agreement, Executive’s rights to receive any remaining Severance Payments shall immediately terminate.

2.2 Bonus. When bonuses are awarded pursuant to the Company’s Fiscal Year 2011 First Quarter Bonus Plan (the “Plan”), Executive shall receive the amounts determined by the Company’s Board of Directors to have been earned by him pursuant to the Plan.

2.3 Taxes. Executive will be responsible for the payment of any tax liability incurred as a result of this Agreement.

3. RELEASE OF CLAIMS.

3.1 Release. Executive irrevocably and unconditionally releases any and all Released Claims (as defined below) that Executive may have against the Company; its current and former parents, subsidiaries, related companies, partnerships, joint ventures, predecessors and successors and all of their past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) and any other persons acting by, through, under or in concert with any of such persons or entities and their successors (each, a “Company Released Party” and, collectively, the “Company Released Parties”).

3.2 Released Claims. For purposes of this Agreement, the term “Released Claims” shall include, to the fullest extent permitted by applicable law, all known and unknown claims, promises, causes of action or similar rights of any type (“Claims”) that Executive may have arising under the Employment Agreement, the Company’s management incentive plans, any federal, state or local laws (including statutes, regulations, other administrative guidance and common law doctrines), including, without limitation, the Age Discrimination in Employment Act (the “ADEA”) and Executive Order 11,141; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246; the Equal Pay Act, the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973; California state laws that prohibit discrimination in employment based on disability, race, creed, color, national origin, ancestry, age, marital status, affectional or sexual orientation, sex or military status; and any other federal, state, or local laws that prohibit discrimination in employment; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act of 1938; the Family and Medical Leave Act of 1993; and any other state or federal laws relating to employment. Released Claims include, without limitation: Claims relating to or which arose during Executive’s employment with the Company or the termination of such employment, such as Claims for compensation, bonuses, commissions, stock, lost wages or unused accrued vacation or sick pay; Claims that relate to the design or administration of any “employee welfare benefit plan”; and any Claims to attorneys’ fees or other indemnities (such as under the Civil Rights Attorneys’ Fees Act), with respect to the Released Claims.

3.3 Unknown Claims. Executive acknowledges and agrees that: (i) he has been advised and understands that the Released Claims include Claims that Executive does not currently know about (“Unknown Claims”); (ii) Executive knowingly and voluntarily intends to release such Unknown Claims although Executive recognizes that someday Executive might regret having done so; and (iii) Executive assumes the risk of releasing the Unknown Claims and acknowledges and agrees that the release set forth herein shall remain effective in all respects in any such case. With full understanding of the potential consequences of Executive’s actions, to the fullest extent permitted by law, Executive expressly waives all rights Executive might have under any law that is intended to protect Executive from waiving Unknown Claims, including, without limitation, Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

3.4 ADEA Claims and Effective Date. Executive acknowledges and agrees that, prior to the Execution Date, Executive was advised, as required by the ADEA, that: (i) the release of the Released Claims pursuant to this Agreement does not apply to any Claims that may arise after Executive signs this Agreement; (ii) Executive had the right to consult, and should have consulted, with an attorney prior to executing this Agreement; (iii) Executive was entitled to a period of forty five (45) days to consider the release contained in this Agreement (although Executive may have chosen to voluntarily execute this release earlier); (iv) Executive will have seven (7) days following the execution of this Agreement to revoke such Agreement, and this Agreement shall not become effective and enforceable eight (8) days after its execution by both parties (the “Effective Date”). If this Agreement is revoked as set forth herein prior to the Effective Date, the Effective Date shall not occur and the Company shall have no obligation hereunder, and its obligations under the Employment Agreement shall automatically terminate.

4. NON-COMPETITION; NON-SOLICITATION; NON-DISPARAGEMENT.

4.1 Restrictions. In consideration of the payments made to Executive under Section 2.1(a), for a period commencing on the Effective Date and continuing for six (6) months thereafter, Executive shall not, directly or indirectly:

(a) be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity (including as an individual, principal, agent, executive, consultant or otherwise) for, any Competing Entity which conducts its business within the Territory (as defined below); provided, however, that notwithstanding the foregoing, Executive may make solely passive investments in any Competing Entity, the common stock of which is “publicly held” and of which Executive shall not own or control, directly or indirectly, in the aggregate securities which constitute five percent (5%) or more of the voting power of such Competing Entity;

(b) solicit or divert any business or any customer or known prospective customer from the Company or assist any person or entity in doing so or attempting to do so;

(c) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so;

4.2 Definitions. For purposes of this Section 4:

(a) “Competing Entity” means any entity which is presently or hereafter engaged in any business of the type or character engaged in by the Company or any of its subsidiaries including, without limitation: (i) the business of developing, marketing or selling software programs which use molecular simulation or analysis to predict chemical or biological activities; (ii) the business of developing, marketing or selling software programs that store, manage or analyze chemical or biological information; or (iii) any business which is otherwise competitive with a business conducted by the Company or any of its subsidiaries.

(b) “Territory” means North America, Europe and Japan.

4.3 Exceptions. Notwithstanding the above, Executive may engage in the activities set forth in Section 4.1 with the prior written consent of the Company.

4.4 Acknowledgement. Executive acknowledges and agrees that the covenants set forth in this Section 4 are reasonable and necessary in all respects for the protection of the Company’s legitimate business interests (including, without limitation, the Company’s confidential, proprietary information and trade secrets and client goodwill, which represents a significant portion of the Company’s net worth and in which the Company has a property interest). Notwithstanding anything to the contrary set forth in this Agreement: (i) if any provision set forth in this Section 4 is deemed invalid or unenforceable for any reason, it is the parties’ intention that such provision be equitably reformed or modified to the extent necessary (and only to such extent necessary) to render it valid and enforceable in all respects; and (ii) in the event that the time period and geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the parties’ intention that the enforcing court shall reduce or modify the time period and/or geographic scope to the extent necessary (and only to such extent necessary) to render them valid and enforceable in all respects.

5. ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF EXECUTIVE. Executive hereby further represents and warrants for the benefit of the Company as follows:

5.1 Pursuit of Claims. Executive has not filed, initiated or prosecuted (or caused to be filed, initiated or prosecuted), and shall not file, initiate or prosecute (or cause to be filed, initiated or prosecuted), any lawsuit, complaint, charge, action, investigation or proceeding with respect to any Released Claim, whether as a named plaintiff, class member or otherwise.

5.2 Ownership of Claims. Executive has not assigned or transferred (or attempted to assign or transfer), and shall not assign or transfer (or attempt to assign or transfer), any of the Released Claims to any third party.

5.3 No Admission of Liability. Executive acknowledges that the Company has committed no wrongdoing with respect to Executive, and agrees not to assert that the releases contained herein constitute an admission of wrongdoing by any person or entity.

5.4 Non Solicitation/Non Disparagement. For a period of two years after the Termination Date, Executive shall not solicit for employment, or recommend to any other person or entity that he, she or it employ or solicit for employment or retention as an employee or consultant, any person who is an employee of, or exclusive consultant to, the Company; or make any derogatory or disparaging statement(s) regarding the Company Released Parties.

5.5 Company Property. Executive has returned to the Company his computer, blackberry, and all files, memoranda, documents, records and copies thereof, keys, building passes, security passes, access or identification cards and any other property of the Company or any other Company Released Party that was in Executive’s control. Executive shall return to the Company any company property discovered after the date of execution of this Agreement.

5.6 Confidential Information. Executive reaffirms his obligations to hold in trust and not to disclose any confidential or proprietary information of the Company or its affiliates and further acknowledges and agrees that he remains bound by any agreement with the Company or any other Company Released Party, relating to assignment of company inventions and to maintaining the confidentiality of its proprietary or confidential information (or any portion thereof) or similar information, to which Executive is subject as of the Termination Date.

5.7 No Other Amounts Owed. Executive acknowledges receipt of all accrued but unpaid salary and accrued but unused paid time off earned through July 1, 2010. Executive acknowledges and agrees that the Company has fully met its obligations set forth in the Employment Agreement and that, except as expressly set forth in Section 2, above, no amounts are owed to Executive, whether in cash, stock or otherwise. Without limitation, Executive acknowledges and agrees that he shall not be eligible for a bonus other than as expressly set forth in Section 2.2, and further acknowledges and agrees that he is not entitled to exercise any stock options or obtain restricted stock, and that all equity rights awarded to Executive have been cancelled unvested on the Termination Date.

6. MISCELLANEOUS.

6.1 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California as applied to contracts to be performed entirely within such state between California residents.

6.2 Injunctive Relief. The parties hereto acknowledge and agree that irreparable harm would occur in the event of any breach of this Agreement and that there is no adequate remedy at law for any breach of a party’s obligations hereunder (including money damages).. Accordingly, the parties expressly agree that, upon any breach or threatened breach of this Agreement by any party, the other parties hereto shall be entitled to obtain injunctive relief, including specific performance, in addition to any available remedies at law, from any court of competent jurisdiction, wherever located, without the requirement of posting a bond.

6.3 Successors and Assigns. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inures to the benefit of each party, its agents, directors, officers, employees, heirs, successors and assigns.

6.4 Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by each of the parties hereto.

6.5 Severability. Except as expressly set forth in Section 4.4, if any provision of this Agreement is held to be unenforceable under applicable law, each such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.6 Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements or understanding between the parties, including, without limitation, the Company’s obligations set forth in the Employment Agreement, provided that nothing herein supersedes, modifies or terminates Executive’s invention assignment and confidentiality obligations which remain in full force and effect in accordance with the terms of such agreement(s).

6.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by facsimile or electronic “.pdf” copies shall be as effective as delivery of an original executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this SEPARATION AGREEMENT AND RELEASE.

COMPANY:

ACCELRYS, INC.

/s/ Max Carnecchia
Max Carnecchia
President and Chief Executive Officer

EXECUTIVE:

/s/ Paul Burrin
Paul Burrin

DATED: July 19, 2010